Exhibit 99.1

Contact:	Allison + Partners
Provectus Biopharmaceuticals, Inc.	Tom Smith, Managing Director –
Timothy C. Scott, President	Investor Relations
Phone: 866-594-5999	Phone: 646-428-0653

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC. ANNOUNCES EXTENSION OF

RIGHTS OFFERING DUE TO RECEIPT OF UNSOLICITED INVESTMENT

PROPOSALS TO INVEST IN PROVECTUS

KNOXVILLE, TN, March 6, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage oncology and dermatology biopharmaceutical company, today announced that it has extended the expiration date of its rights offering (the “Rights Offering”) until Friday, March 17, 2017 at 5:00 p.m. Eastern Time. All other terms and conditions of the Rights Offering remain unchanged.

The Company’s Board of Directors determined that it was in the best interests of the Company and its stockholders to extend the expiration date of the Rights Offering as a result of the Company’s receipt of two unsolicited proposals from two separate groups of the Company’s stockholders relating to potential equity financings, both for material sums of money (collectively, the “Proposals”), that would be in lieu of consummating the Rights Offering. The Board of Directors, in consultation with its legal and financial advisors, is carefully considering, reviewing and evaluating both Proposals and will have no further comment on either Proposal or the status of the Rights Offering until the Board of Directors has completed its evaluation.

The Board of Directors cautions the Company’s stockholders and others considering trading in the Company’s securities that the Board of Directors has just recently received the Proposals and while actively under consideration, no decisions have been made by the Board of Directors yet with respect to either Proposal or with respect to the status of the Rights Offering. There can be no assurance that any definitive agreement will be executed or that any transaction (i.e., either Proposal or the Rights Offering) will be consummated, or if consummated, the timing thereof.

The units being offered pursuant to the Rights Offering are being offered under the Company’s effective registration statement on Form S-1 (No. 333-213986) by means of a prospectus, as supplemented from time to time, which has been filed with the

Securities and Exchange Commission (“SEC”) and is available on the website of the SEC at http://www.sec.gov. Before you invest, you should read the prospectus, as supplemented from time to time, and other documents Provectus has filed or will file with the SEC for more complete information about Provectus and the Rights Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Provectus

Provectus, is a clinical-stage biopharmaceutical company developing new therapies for the treatment of solid tumor cancers and dermatologic diseases. Provectus’ investigational oncology drug, PV-10, is an oncolytic immunotherapy currently enrolling patients in Phase 3 clinical trials for metastatic melanoma. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug, has completed Phase 2 clinical trials as a treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Allison + Partners.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	Provectus’ potential receipt of sales from PV-10 and PH-10, transaction fees, licensing and royalty payments; payments in connection with the Company’s liquidation, dissolution or winding up, or any sale, lease, conveyance or other disposition of any intellectual property relating to PV-10 or PH-10;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own;

•	the Proposals or any related business combination and the Board’s possible action regarding the Proposals;

•	our ability to close on an equity financing from either Proposal;

•	the Rights Offering;

•	our ability to raise capital through the Rights Offering; and

•	whether our securities remain listed on the NYSE MKT.

###